                                                                   EXHIBIT 6.13

                              OPERATING AGREEMENT
                                      OF
                                 INFRASOL LLC

THIS OPERATING AGREEMENT (this "Agreement"), dated and effective as of July 31, 1998, is by and among TECHNOLOGY TRANSITION CORPORATION, a District of Columbia corporation ("TTC'), and DCH TECHNOLOGY, INC., a Colorado corporation ("DCH"), as Members.

                                   RECITALS:

WHEREAS, TTC is engaged in, among other activities, project development and commercialization services, as well as standards development and certification, and desires to make its expertise available to the Company (as defined hereinbelow) for as long as TTC owns 20% of the interests of the Company and for a period of up to two years thereafter;

WHEREAS, DCH is engaged in, among other activities, the development and application of hydrogen sensor technology and desires to make such technology, applications, and resulting products available to the Company;

WHEREAS, TTC and DCH desire to form INFRASOL LLC (the "Company") as a limited liability company under the laws of the State of Maryland for the purposes set forth herein and, accordingly, desire to enter into this Agreement in order to establish the manner in which the business and affairs of the Company shall be managed and to determine their respective rights, duties and obligations with respect to the Company.

NOW THEREFORE, the parties hereto agree that the operating agreement of INFRASOL LLC shall be as follows:

                                   ARTICLE I
                                   ---------

                                  DEFINITIONS
                                  -----------

Capitalized terms that are not otherwise defined in the body of this Agreement shall have the following meanings:

Available Cash: for any fiscal period, Available Cash to the Members, of whatever source or nature, which the Board of Managers determines in the exercise of its sole discretion is available for distribution and is not necessary to pay expenses and obligations of the Company, to fund reasonable reserves, or to make any other expenditure by the Company.

Board of Managers or Managers: the individuals selected by the Members in accordance with this Agreement who have the continuing, exclusive authority, pursuant to this Agreement, to manage the Company.

Capital Contribution: with respect to each Member, the total amount of cash, the principal amount of any promissory note, or the agreed fair market value of any property contributed by such Member (net of any liabilities assumed by the Company and any liabilities to which such property is subject) in accordance with this Agreement.

Capital Transaction: means the sale of all or substantially all of the assets of the Company.

Code: the Internal Revenue Code of 1986, as amended from time to time, at the time of reference thereto.

Fair Market Value: for any Unit means (a) the Fair Market Value of the Unit agreed to by the selling Unit holder and the member having the right to purchase such Unit; or (b) if the parties are unable to agree to the Fair Market Value within 15 days after the notice giving rise to such sale, then the Fair Market Value of the Unit shall be determined by the average of two appraisals of the Company conducted as of the date of such notice by independent appraisers generally recognized as experts in the valuation of business entities, with one appraiser chosen by each of the selling Unit holder and the member having the right to purchase, with the Company bearing the cost of the appraisals. The appraisals shall take into account discounts for minority and nonvoting interests or lack of marketability.

Invested Capital. means the amount of cash and the fair market value of assets contributed to the Company by any Member reduced by any prior distribution of Available Cash to such Member pursuant to Section 4. I.C(i).

Net Income and Net Loss: for any fiscal year means the net income or net loss of the Company for federal income tax purposes for such year as determined by the accountants for the Company without regard to any adjustments to basis pursuant to Sections 734 or 743 of the Code, but subject to the following adjustments:

(i) Any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss.

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations (S)1.704- I (b)(2)(iv)(i), shall be subtracted from such taxable income or loss.

(iii) If the fair market value on the date that an asset is contributed to the Company (or if the basis of such asset for book purposes is adjusted under the Treasury Regulations, such adjusted "book" basis) differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, in lieu of the depreciation, amortization and other cost recovery deductions taken into account for computing such taxable income or loss, the amount for depreciation, amortization and other cost recovery deductions shall be equal to an amount which bears the same ratio to such beginning fair market value (or adjusted "book" basis) as the federal income tax deduction for such year or other period bears to such beginning adjusted tax basis.

(iv) If the value at which an asset is carried on the books of the Company differs from its adjusted tax basis and gain or loss is recognized from a disposition of such asset, the gain or loss shall be computed by reference to the asset's "book" basis rather than its adjusted tax basis.

Officers: the persons elected by the Board of Managers to serve as officers of the Company.

Percentage Interest: with respect to each Member, such Member's percentage of certain specified rights, benefits, duties and obligations by virtue of being a Member of the Company and holding Units in the Company as set forth on Schedule A of this Agreement.

Substitute Member: any person who, in accordance with the provisions of this Agreement, acquires Units in the Company by Transfer from an existing Member and is admitted to the Company as a Substitute Member with respect to the Units so acquired.

Transfer: means to endorse, sell, give, pledge, encumber, assign, transfer or otherwise dispose of, voluntarily or involuntarily or by operation of law, the subject right, interest, or document.

Unit(s): has the meaning set forth in Section 3.4. 3 -

                                  ARTICLE II
                                  ----------

                      FORMATION; NAME; PRINCIPAL OFFICE;
                      ----------------------------------
                                 PURPOSE; TERM
                                 -------------

Section 2.1 Formation.

The parties have formed INFRASOL LLC as a limited liability company under the Maryland Limited Liability Company Act, MD. CORPS. & ASSNS CODE ANN., (S) 4A-101 et seq. (the "LLCAct").

Section 2.2 Principal Office and Resident Agent.

The present address of the principal office of the Company in the State of Maryland is 11 East Chase Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Company in the State of Maryland is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

Section 2.3 Purpose.

The purposes for which the Company is formed and the business and objects to be carried on and promoted by it are as follows:

(i) To develop technology solutions in connection with infrastructure assessment, expansion, evolution, and safety applications, to own, use, license, purchase, and sell related technology and technology rights, and to provide other project and technology services;

(ii) To obtain financing for the ownership of the property and assets of the Company and the operation of its business;

(iii) To do and perform all acts necessary or desirable to carry out any of the foregoing purposes; and

(iv) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Managers may from time to time authorize or approve, whether or not related to the business described elsewhere in this
Section 2.3 or to any other business at the time or theretofore engaged in by the Company.

The foregoing enumerated purposes shall be in addition to and not in limitation of the general powers of limited liability companies under the LLC Act.

Section 2.4    Articles of Organization.

The Members have caused articles of organization of the Company (the "Articles of Organization") to be executed by an authorized person (within the meaning of
Section 4A- 101(c) of the LLC Act) and filed for record with the Maryland State Department of Assessments and Taxation (the "SDAT") before the date of this Agreement. The Officers and Managers shall take all necessary action to maintain the Company in good standing as a limited liability company under the LLC Act, including (without limitation) the filing of any certificates of correction, articles of amendment and such other applications and certificates as may be necessary to protect the limited liability of the Members and to cause the Company to comply with the applicable laws of any jurisdiction in which the Company owns property or does business.

Section 2.5    Term.

The Company shall have perpetual existence beginning on the date that the Articles of Organization are filed and received by the SDAT; provided, however, that the Company may be dissolved in accordance with Section 8.1 of this agreement.

Section 2.6    Liability of the Members

No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company solely by reason of being a Member of the Company. A Member shall be liable only to make the contributions described in Section 3.1 hereof, and shall not be required to lend any funds to the Company, or to make any other contributions, assessments or payments to the Company.

Section 2.7    Classification of the Company for Tax Purposes

The Members hereby acknowledge their intention that the Company be classified, for federal and state income tax purposes, as a partnership and not as an association taxable as a corporation pursuant to Section 7701(a)(2) of the Code and the Income Tax Regulations promulgated thereunder (the "Treasury Regulations"). Each Member hereby covenants and agrees that, without the consent of all other Members, he will not file on behalf of the Company a Form 8832 to change the tax classification of the Company or take any other action inconsistent with such intent.

                                  ARTICLE III
                                  -----------

                      MEMBERS; INTERESTS IN THE COMPANY;
                      ----------------------------------
                             CAPITAL CONTRIBUTIONS
                             ---------------------

Section 3.1    Members and capital contributions

A. The respective names, addresses for notice, number of Units, Capital Contributions and Percentage Interests of the Members are as set forth in Schedule A. Schedule A shall be amended from time to time to reflect any changes to the information set forth therein.

B. Each Member (other than a Member who solely holds Class B Units, as defined in Section 3.4), prior to or simultaneously with its execution and delivery of this Agreement, has made its initial Capital Contribution to the Company in the amount appearing next to its name in Schedule A, and (i) with respect to TTC, in accordance with the terms of the form of promissory note attached hereto as
Exhibit I and (ii) with respect to DCH, in accordance with the provisions of
Section 7.1 below.

Section 3.2    Additional Capital Contributions.

A. Other than the capital contributions of the Members required under Section 3.1, no Member shall be required to make any further capital contributions to the Company or to lend any funds to the Company.

B. The Board of Managers, on behalf of the Company, may from time to time seek and accept from one or more Members selected by the Board of Managers additional capital contributions of cash or in-kind contributions of property on such terms and subject to such conditions as may be determined by the Board of Managers in its sole discretion.

Section 3.3    Additional Members.

A. One or more persons may be admitted to the Company from time to time as additional Members or as Substitute Members upon such terms and subject to such conditions as may be determined by the Board of Managers.

B. In addition to any other requirements set forth in this Agreement, no person shall be admitted to the Company as an additional or Substitute Member unless and until such person has accepted and agreed to all the provisions of this Agreement by executing a counterpart signature page hereto or an amendment to this Agreement.

Section 3.4    Issuance and Classification of Units.

A. Each Member's ownership interest in the Company shall be represented by units of membership interest (each, a "Unit," and in the plural, "Units"). An unlimited number of Units are authorized. Units may, but need not be, certificated. The Units shall be divided into two classes: "Class A Units" and "Class B Units." Unless otherwise expressly provided in this Agreement to the contrary, (i) all Units shall be classified as Class A Units; (ii) any reference to "Units" shall include Class A Units and Class B Units; and (iii) any reference to "Members" or a "Member" shall include the holders of Class A Units and the holders of Class B Units, except as expressly limited by the terms of the following Subsection 3.4(B). Each Member's share of the profits and losses of the Company, right to receive distributions from the Company and voting powers shall be in proportion to the number and class of Units held by that Member.

B. The Class B Units are ownership interests in the Company that will be granted pursuant to the INFRASOL LLC Equity Participation Plan (the "Plan"), attached hereto as Exhibit 2, and which shall entitle the holder thereof only to the rights and obligations expressly set forth in this Agreement. The Class B Units are intended to constitute solely profits interests at and as of the time of their issuance. The following is a description (which is qualified in its entirety by the other provisions of this Agreement) of the particular distinctions and limitations applicable to the Class B Units: (i) the Class B Units shall be issued in accordance with the Plan and each recipient shall make a Capital Contribution of Ten Dollars ($10.00) per Unit to the Company with respect to the Class B Units issued to him or her; and (ii) except as may be expressly provided in this Agreement or as required by the LLC Act, the holders of Class B Units, in their capacities as such, shall not be entitled to participate in the business and affairs of the Company or to vote on any matters requiring the consent or approval of the Members. The Board of Managers is hereby authorized to issue Class B Units pursuant to the Plan.

Section 3.5    Capital Accounts.

A. An individual capital account (the "Capital Account") shall be maintained for each Member. The Capital Account of a Member shall consist of the Capital Contribution made by such Member and shall be increased by (a) the amount of any additional Capital Contributions by such Member and (b) the amount of all Net Income (and any item thereof) allocated to such Member, and decreased by (c) the amount of all distributions to such Member and (d) the amount of all Net Loss (and any item thereof) allocated to such Member. The Capital Accounts shall be determined, maintained and adjusted in accordance with the Code and the Treasury Regulations promulgated thereunder, including the capital account maintenance rules in Treasury Regulations (S)1.704-(1)(b)(2)(iv).

B. If any Member shall advance or lend any monies to the Company, the amount of any such loan shall not increase the Member's Capital Account or affect in any way its Units or its allocation of the profits, losses or distributions of the Company.

Section 3.6    General Rules Relating to Capital of the Company.

A. No Member shall be personally liable for the return of the capital contributions of the Members, or any portion thereof, it being expressly understood that any such return of contributions shall be made solely from the Company assets.

B. Except as expressly provided herein, no Member shall have the right to withdraw or receive a return of all or any part of such Member's capital contributions. No Member shall have any right to demand or receive property (other than cash) in return of capital contributions.

                                  ARTICLE IV
                                  ----------

                         ALLOCATIONS AND DISTRIBUTIONS
                         -----------------------------

Section 4.1    Distributions Prior to Dissolution and Termination.

A. Except as provided in Section 4.1.C, Prior to the dissolution and termination of the Company, Available Cash shall be distributed at such times and in such amounts as shall be determined by the Board of Managers in it sole and absolute discretion as follows: (i) twenty percent (20%) to the persons (the "Management Team") listed in Schedule B attached hereto, in such proportions as set forth therein, and (ii) eighty percent (80%) to the Members in proportion to the number of Units held by each Member.

B. Schedule B may be amended from time to time by the Board of Managers in its sole and absolute discretion. With respect to any person whose name appears in Schedule B, the Company, its Officers, and Directors shall have no liability arising out of the deletion of such person's name from Schedule B or the modification of such person's percentage of distributions as set forth therein, and the appearance of any person's name in Schedule B and the designation of such percentage shall create no right or presumption of membership in such person in the Company or of employment in such person with the Company and no right to, expectation of, or presumption regarding any distributions by the Company with respect to such person, other than distributions in accordance with the provisions of this Section 4.1. Notwithstanding any provision contained herein to the contrary, to the extent the amount of distributions in any given calendar year is insufficient to cover the tax liability of any Member arising out of such person or entity's being a Member of the Company, the Board of Managers shall cause the Company to distribute Available Cash to such Member to make up the deficit.

C. Notwithstanding Section 4.1.A, if the Available Cash is produced by a Capital Transaction, the eighty percent (80%) of Available Cash not distributed to the Management Team listed on Schedule B shall be distributed as follows:

(i) First, to the holders of the Class A Units, in the amount of and in proportion to their respective amounts of Invested Capital; and

(ii) Second, the balance, if any, to the Members, in proportion to the number of Units held by each Member.

Section 4.2     Allocations of Profits and Losses.

Profits and losses for each fiscal year (or other portion thereof) of the Company shall be allocated among the Members as set forth in Sections 4.2A and 4.2B.

A.    Profits shall be allocated among the Members in the following order:

(i) First, to the Members, in the amount of and in proportion to the losses previously allocated to such Members pursuant to Section 4.2.B(i) and not previously reversed by an allocation of profits under this Section 4.2.A(i);

(ii) Second, the balance of profits, if any, to the Members, in proportion to the number of Units held by each Member.

B.    Loss shall be allocated among the Members in the following order:

(i) First, to the Members in proportion to and in the amount of their positive Capital Account balances; and

(ii) Second, the balance of loss, if any, to the Members, in proportion to the number of Units held by each Member.

Section 4.3    Allocation of Taxable Income and Taxable Loss.

A. Except as may be otherwise required under the Code or the applicable Treasury Regulations, each item of taxable income, gain, loss, deduction, preference or recapture entering into the computation of profits or losses hereunder shall be allocated to each Member in the same proportion as profits or losses are allocated.

B. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value (as used by the Company as the book value of the property).

C. In the event the book value of any Company property is adjusted upon: (i) acquisition of Units by any person in exchange for a Capital Contribution, (ii) any non-pro rata distribution to Members of Company property other than cash, or
(iii) a termination of the Company for federal income tax purposes under Code
Section 708(b)(1)(B), subsequent allocation of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value in accordance with Code Section 704(c) and the Treasury Regulations thereunder, using such method as may be determined by the Board of Directors.

D. Allocations pursuant to Section 4.3.B and 4.3.C are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of profits or loss, other items, or distributions pursuant to any provision of this Agreement.

Section 4.4    Distributions Upon Dissolution and Termination.

Upon the dissolution and termination of the Company, the assets remaining after satisfaction (whether by payment or by establishment of reserves therefor) of creditors, including Members who are creditors, shall be distributed to the Members in accordance with the positive balances in their respective Capital Accounts, subject to the provisions of Section 8.2 below. If assets are to be distributed in kind, the Members' Capital Accounts shall be appropriately adjusted, in accordance with Section 4.2, before any such distribution to reflect any profits and losses which would have been allocated if the property distributed in kind had been sold for its fair market value (net of liabilities) by the Company prior to dissolution.

Section 4.5    No Deficit Restoration Obligation.

No Member shall be obligated to contribute additional capital to the Company in order to restore a deficit balance in such Member's Capital Account except to the extent of a negative capital account caused by a Member's receipt of distributions of Available Cash in excess of the profits allocated to such Member net of the losses allocated to such Member, except to the extent that such deficit Capital Account results from the Member's receipt of Available cash in excess of the aggregate profits (reduced by aggregate losses) allocated to such Member.

                                   ARTICLE V
                                   ---------

               MANAGEMENT OF BUSINESS AND AFFAIRS OF THE COMPANY
               -------------------------------------------------

Section 5.1    Management of Business and Affairs of the Company.

A. The exclusive authority to manage, control and operate the Company shall be vested in the Board of Managers of the Company, consisting of individuals who need not be members and who are elected by the members as Managers in accordance with the Articles of Organization and this Agreement. All powers of the Members (except for those powers exclusively reserved for the Members under this Agreement or the LLC Act) shall be exercised by or through the authority of the Managers serving on the Board of Managers. The number of Managers of the Company initially shall be two (2), which number may be increased or, if more than one
(1), decreased by action of the Board of Managers; provided that TTC and DCH shall have the right to elect an equal number of Managers. Initially, each of TTC and DCH will have the right to elect one (1) Manager. At any time and for any reason, each of TTC or DCH may remove the Manager so elected by it and elect a successor Manager with the reasonable concurrence of the other party. The authority of the Board of Managers expressly includes (without limitation) the authority to authorize or take any actions described in Section 4A-401 (d) of the LLC Act without the requirement of any consent or vote of the Members. The names of the Managers who will serve until their successors are elected and qualified are Robert L. Mauro (TTC Manager) and David Haberman (DCH Manager).

B. Notwithstanding the foregoing provisions of Section 5.1(A), and subject to the oversight of the Board of Managers, the Officers of the Company (as set forth in Section 5.3 below) shall have the day-to-day authority to manage, control and operate the Company. By way of example and not by way of limitation of the foregoing, the appropriate Officer or Officers are authorized to take the following actions to the extent that such actions are necessary to permit such Officer or Officers to carry on in the ordinary course the business of the
Company: (i) authorize the Company to incur expenses and make advances, subject to any dollar limitation set by the Board of Managers; and (ii) take any other action and make any other decision that is routine and incidental to the day-to-day conduct of the business and affairs of the Company.

Section 5.2    Operations of the Board of Managers

For purposes of carrying out the business of the Board of Managers, the following shall apply:

(i) Regular Meetings. Regular meetings of the Board of Managers may be held at such time and at such place as shall from time to time be determined by resolution of the Board of Managers. Notice of the time and place of regular meetings shall be delivered to each Manager at least ten (10) days in advance of such meetings.

(ii) Special Meetings. Special meetings of the Board of Managers may be called by any Manager of the Company on three day's notice to each Manager, either personally or by mail, fax, or telegram.

(iii) Quorum and Voting. At all meetings of the Board of Managers, all the Managers (or a majority of all the Managers, if the number of Managers is increased from two) then in office shah constitute a quorum for transaction of business. All matters and decisions coming to the Board of Managers for consideration shall require the approval of all Managers (or a majority of all of the Managers, if the number of Managers is increased from two) at any duly constituted meeting, and any action taken at any meeting at which there is a quorum shall be the act of the Board of Managers, except as may be otherwise specifically provided by this Agreement. If a quorum shall not be present at any meeting of the Board of Managers, the Manager(s) present thereat may adjourn the meeting.

(iv) Written Action. Unless otherwise restricted herein, any action required or permitted to be taken at any meeting of the Board of Managers, or any committee thereof, may be taken without a meeting if all Managers then in office consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board of Managers or committee.

(v) Participation in Meetings by Conference Telephone. Members of the Board of Managers, or any committee designated by the Board of Managers, may participate in a meeting of the Board of Managers, or any committee, by means of a telephone conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(vi) Chairman of the Board of Managers. The Chairman of the Board of Managers shall preside at all meetings and proceedings of the Board of Managers and of the Members at which he or she shall be present. The Chairman of the Board of Managers shall be an Officer designated by the Board of Managers as set forth below in Section 5.3.

(vii) Proxies. Any Manager of the Board of Managers may grant a proxy to any other Manager, or to any Officer, which proxy may be general (provided such general proxy can only be for a specific meeting) or specific. All proxies must be in writing.

(viii) Waiver of Notice. In the event that all of the members of the Board of Managers are present at a meeting of the Board of Managers, and all such members in writing waive notice of such meeting, then any action properly taken at such meeting shall be the action of the Board of Managers, notwithstanding that notice of such meeting under Sections 5.2.C(i) or (ii) shall not have been provided.

Section 5.3.   Officers.

A. The Board of Managers shall appoint Officers of the Company for the purpose of managing, controlling, and operating the Company on a day-to-day basis. The Officers shall be elected and shall have powers in accordance with the following:

(i) Officers. The Officers of the Company shall include a Chairman of the Board of Managers, President, Secretary and Treasurer. The Board of Managers may also appoint one or more Vice Presidents, and one or more Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person.

(ii) Succession. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer elected or appointed by the Board of Managers may be removed at any time by the affirmative vote of all of the Managers (or a majority of all the Managers, if the number of Managers is increased from two). Any vacancy occurring in any office of the Company shall be filled by the Board of Managers.

(iii) Authority. The Officers of the Company shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the Board of Managers regardless of whether such authority and duties are customarily incident to such office.

B. The names of the Officers initially serving the Company, who shall serve until their successors are duly elected by the Board of Managers and qualified, and the capacities in which they will serve are as follows:

Name                           Office(s)
Robert L. Mauro                Chairman of the Board
David Haberman                 President
Karen I. Miller                Secretary
David Walker                   Treasurer

Section 5.4 No Participation of Members in the Business and Affairs of the Company.

No Member, in its capacity as such, shall have any authority or right to act for or bind the Company or to participate in or have any control over Company or its business, except for (i) such rights to consent to or approve of the actions and decisions of the Board of Managers as are expressly provided for in this Agreement, in the Articles of Organization, or under the LLC Act and (ii) such authority to act for and bind the Company as the Board of Managers may, from time to time and in the exercise of its sole discretion, delegate to such Member in writing.

Section 5.5    Noncompetition; Other Businesses of Members.

No Member (including any affiliate of the Company that is controlled by any Member) shall compete with the business of the Company and the Company shall not compete with the business of any Member or with such affiliates. Except as set forth in the preceding sentence and except as may otherwise be agreed in writing, any Member and any such affiliate of any Member may engage in or possess an interest in other business ventures of any nature or description independently or with others, and neither the Company nor any Member shall have any rights in or to such independent ventures or the income or profits derived therefrom, and such activities shall not be construed as a breach of any duty of loyalty or other duty to the other Members or the Company.

Section 5.6    Dealings with Affiliates.

The Company may acquire property from or lease or sell property to, borrow money from or lend money to, enter into any agreement or contract with, or reimburse for reasonable out-of-pocket expenses incurred in connection with the business of the Company, any (i) Member or (ii) affiliate of a Member, on such terms and conditions as the Board of Managers shall determine to be appropriate. The Company's entry into the agreements with the Members set forth in Article VII is hereby specifically authorized.

Section 5.7    Mediation.

A.   If a Management Deadlock (as that term is defined in Section 5.8) occurs,
(i) the Managers shall use their good-faith efforts to resolve the dispute by participating in non-binding mediation on the terms set forth in this Section
5.7 and (ii) no Member shall have the right to invoke the mandatory buy-sell procedures of Section 5.8 (the "Buy-Sell Procedures") before the end of the thirty (30) day mediation period provided in this Section 5.7.

B. Any Manager may initiate (the "Initiating Manager") the dispute resolution procedures of this Section 5.7 by delivering written notice to the other Manager(s) (singularly or collectively, the "Responding Manager") describing the decision on which the Managers have not taken action, which written notice shall include a brief summary of the decision, the differences between the Managers with respect to the decision, and the material facts regarding the steps that have been taken by the Managers to resolve their differences. Within ten (10) days after the receipt of such notice, the Responding Manager shall identify in writing three (3) individuals with knowledge and experience in businesses similar to the business of the Company, each of whom would be willing to serve as a mediator in resolving the dispute. Except as agreed by the Managers in writing, (i) the mediation shall be held in Washington, DC, or at another location agreed to by the parties; (ii) the mediator shall be an individual selected by the Initiating Manager from the list of names submitted by the Responding Manager or, if none of the individuals identified by the Responding Manager is acceptable to the Initiating Manager, by Endispute, Inc., or by any other third-party dispute resolution service that is mutually agreed to by the Managers; (iii) the cost of the mediation shall be bome by the Company; and (iv) the mediation shall be concluded within thirty (30) days after the Responding Manager has delivered the list of names in writing to the Initiating Manager. If the Managers are unable, despite their good-faith efforts, to agree upon an acceptable mediator or to resolve the Management Deadlock within the thirty (30) day mediation period, any Member may invoke the Buy-Sell Procedures of Section 5.8.

Section 5.8     Mandatory Buy-Sell Procedures.

A. The Buy-Sell Procedures may be initiated by any Member upon the occurrence of a Management Deadlock. A "Management Deadlock" shall be deemed to have occurred if (x) a Manager brings an issue to the Board of Managers to be voted on within ten (10) days after its introduction and a resolution of the issue is not obtained because a majority of Managers cannot agree or because one or two of the Managers refuse(s) to vote on the issue; and (y) the same issue is brought to the Board of Managers on one additional occasion and, on such occasion, no resolution of the issue is obtained. The Member initiating the Buy-Sell Procedures shall be referred to herein as the "Offering Member" and the Member(s) other than the Offering Member shall be referred to herein as the "Offeree Member."

B. In order to initiate the Buy-Sell Procedures, the Offering Member shall deliver written notice (the "Buy-Sell Notice") to the Offeree Member stating that the Offering Member intends to initiate the Buy-Sell Procedures and the amount that the Offering Member is willing to pay as the purchase price for all of the Offeree Member's Units (the "Offer Price"). Upon receipt of the Buy-Sell Notice, the Offeree Member shall have the option either:

(i) To elect to sell all of its Units to the Offering Member for an amount equal to the Offer Price (with the Offer Price to be divided among the Offeree Members in proportion to their respective Percentage Interests if more than one Offeree Member); or

(ii) To elect to purchase all of the Units of the Offering Member for an amount equal to the Offer Price.

C. The Offeree Member shall have sixty (60) days from the date of the Buy-Sell Notice to notify the Offering Member of its election hereunder. If the Offerce Member fails to notify the Offering Member of its election within said sixty (60) days, then, as of the day following the expiration of such 90-day period, the Offeree Member shall be conclusively deemed to have elected to sell all, but not less than all, of its Units to the Offering Member at the Offer Price.

D. If, following an election by the Offeree Member to purchase all of the Units of the Offering Member 'or to sell all of its Units to the Offering Member, such purchase does not close due to the fault of the Member obligated to sell its Units, from and after the date fixed for such closing, the defaulting Member shall have no further rights or interests under this Agreement or in the Company other than to receive the purchase price required hereunder.

E. The closing of the sale of a Member's Units pursuant to this Section 5.8 shall be held at the principal office of the Company, or at such other place as agreed to in writing by the parties, and shall occur within ninety (90) days following the date on which the selling Member becomes bound to sell and the purchasing Member become bound to purchase such Units pursuant to this Section 5.8.

Section 5.9     Indemnification.

A. The Company shall indemnify (i) its Managers and Officers to the fullest extent permitted or authorized by the laws of the State of Maryland now or hereafter in force applied as if the Company were a Maryland corporation, including (without limitation) the advance of expenses under the procedures and to the full extent permitted by law, and (ii) other employees and agents of the Company to such extent as shall be authorized by the Board of Managers and is permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Managers may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and arnend from time to time such resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Organization or this Agreement or repeal of any of the provisions thereof shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. The indemnification shall be payable solely from the assets of the Company and no Member shall have any personal or corporate liability therefor.

B. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Manager or Officer of the Company shall be personally liable to the Company or any Members for money damages. No amendment of the Articles of Organization or this Operating Agreement, or repeal of any of their respective provisions, shall limit or eliminate the limitation on liability provided to Managers and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

                                  ARTICLE VI
                                  ----------

                           TRANSFERABILITY OF UNITS
                           ------------------------

Section 6.1     Transfer of Units.

No Member shall Transfer all or any part of such Member's Units, except upon receiving the prior written consent of the Board of Managers and each other Member, which consent may be withheld for any reason, or otherwise in accordance with the terms of this Agreement.

Section 6.2     Right of First Refusal; Tag-Along and Drag- Along.

If any Member (in this capacity, a "Selling Member") desires to engage in a Transfer of all or any portion of its Units (the " Transferable Units") by any means whatsoever, he shall first comply with the following:

A. Notice. The Selling Member shall give written notice (the "Selling Member Is Notice") to the other Member(s), (singularly and collectively, the " Offeree Member") stating the date thereof, the number of Transferable Units, the percentage of the total number of Units owned by the Selling

Member represented by the Transferable Units (the "Applicable Percentage"), and the ten-ns and conditions of the proposed Transfer including, without limitation, the name and address of the proposed transferee, and the price, if any, per Transferable Units (the "Notice Price") offered by the proposed transferee.

B. Right of Purchase; Tag-Along. The Offeree Member shall have the right and option to:

(i)    purchase all or any of the Transferable Units or
(ii) require the proposed transferee to purchase no greater than the Applicable Percentage of the Offeree Member's Units ("tag-along rights")

on the same terms as the proposed Transfer, subject to Section 6.2(E) below. The Offeree Member's option may be exercised only in writing delivered to the Selling Member within fifteen (15) days after the date of the Selling Member's Notice, stating the number of Transferable Units which the Offeree Member desires to purchase (if proceeding under B(i) of this paragraph) or the number of the Offeree Member's Units that the Offeree Member desires to sell (if proceeding under B(ii) of this paragraph). Any Transfer of Units under this
Section 6.2(B) shall be consummated within ninety (90) days after the date of the Selling Member's Notice.

C. Sale to Proposed Transferee. If all of the Transferable Units are not purchased by the Offeree Member or if the Offeree Member has not exercised its tag-along rights, then the Selling Member may take either or both of the following actions:

(i)    transfer such unpurchased Transferable Units to the proposed transferee
(ii) require the Offeree Member to tender to the proposed transferee the Applicable Percentage of the Offeree Member's Units

all on terms not more favorable to the proposed transferee than those described to the Offeree Member in the Selling Member's Notice and subject to the remaining provisions of this Agreement; provided, however, that the proposed transferee shall become a party to this Agreement.

D. Re-offer on Failure to Sell. If the Selling Member fails to consummate a Transfer to the proposed transferee on the terms and conditions set forth in the Selling Member's Notice within ninety (90) days after the date of the Selling Member's Notice, then no Transfer of Transferable Shares may be made thereafter to the proposed transferee or to any other transferee without again complying with the provisions of this Section 6.2.

E. Purchase Price; Sale Price. The per Unit purchase price for any Units purchased by the Offeree Member under this Section 6.2 shall be equal to the lesser of. (i) the per Unit Fair Market Value multiplied by ninety percent (90%); and (ii) if the proposed Transfer is a sale, the Notice Price. The per Unit sale price for any Units sold by the Offeree Member under this Section 6.2 shall be equal to the greater of. (i) the per Unit Fair Market Value; and (ii) if the proposed Transfer is a sale, the Notice Price.

Section 6.3     Option Upon Involuntary Transfer.

If any Units are transferred by operation of law to any person other than a Member, or if (a) any Member shall be adjudicated as bankrupt or make an assignment for the benefit of creditors; (b) bankruptcy proceedings in which a Member is alleged to be insolvent or unable to pay its debts as they mature are instituted by or against it, and the Member consents thereto or admits in writing the material allegations of the petitions filed in those proceedings;
(c) a Member's Units are attached; (d) any judgment is obtained in any legal or equitable proceeding against a Member and the sale of its Units is contemplated or threatened under legal process as a result of that judgment; (e) any execution process is issued against a Member's Units; or (f) any other form of legal proceeding or process is instituted by which a Member's Units may be sold or transferred voluntarily or involuntarily and the same remains undismissed for sixty (60) days, then such transfer or event shall be deemed to be the giving of a Selling Member's Notice under Section 6.2(A) hereof, whereupon the Offeree Member may purchase such Units or exercise tag- along rights upon the same terms as set forth in Section 6.2.

Section 6.4     Effect of Bankruptcy, Dissolution or Termination of a Member.

The bankruptcy, dissolution, liquidation or termination of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Except as otherwise provided in this Article 6, (i) upon any such occurrence, the trustee, receiver, executor, administrator, committee or conservator of such Member shall have all the rights of such Member for the purpose of settling or managing its estate or property; and (ii) the Transfer by such trustee, receiver, executor, administrator, committee or conservator of any Member of any Units shall be subject to all of the restrictions hereunder to which such Transfer would have been subject if such Transfer had been made by such bankrupt, dissolved, liquidated or terminated Member.

                                  ARTICLE VII
                                  -----------

            ADDITIONAL REPRESENTATIONS, COVENANTS AND UNDERSTANDINGS
            --------------------------------------------------------

Section 7.1     DCH's Initial Capital Contribution.

DCH represents and warrants that all of the shares of common stock of DCH that comprise the initial Capital Contribution of DCH (the "Shares") were validly issued and are fully paid and nonassessable and are being issued to the Company pursuant to one or more valid exemptions from registration under the Securities Act of 1933 (the "Securities Act") and pursuant to similar state exemptions from state registration requirements (collectively, the "Securities Laws"); that DCH has made all filings, if any, required by the Securities Laws in connection with the issuance of the Shares; and that DCH is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company represents and warrants that it is acquiring the Shares for its account for investment and not with a view to any public resale or other distribution thereof, and that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its acceptance of the Shares.

Section 7.2     Piggyback and Demand Registration Rights.

A. If DCH at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (other than offerings pursuant to employee plans, or noncash offerings in connection with a proposed acquisition, exchange offer, recapitalization or similar transaction), DCH will give written notice thereof to the Company not less than 30 days prior to the filing of its registration statement and will, at DCH's sole expense, include in such registration all Shares with respect to which the Company requests in writing to be so included within 20 days after the receipt of DCH's notice. If such registration is subject to underwriter cutbacks, then the Shares that the Company proposes to sell shall be included in such registration in preference to all other securities of DCH.

B. At any time after the first anniversary of the date of this Agreement, the Company may request DCH to register under the Securities Act all or any portion of the Shares held by the Company for sale in the manner specified in such notice. Following receipt of any notice under this Section 7.2(B), the Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in such notice from the Company, the number of Shares specified in such notice. If such method of disposition shall be an underwritten public offering, the Company may designate the managing underwriter of such offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed. DCH shall be obligated to register Shares pursuant to this Section 7.2(B) on two occasions only, provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all Shares specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the Company, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such Shares shall have been sold thereto. Except for registration statements on Form S-4, S-8 or any successor thereto, DCH will not file with the Securities and Exchange Commission any other registration statement with respect to its common stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from the Company pursuant to this Section 7.2(B) until the completion of the period of distribution of the registration contemplated thereby.

Section 7.3     Payment for Services.

Until determined otherwise by the Board of Managers, the Company will have no employees. Services provided by the Members to the Company will be billed on an hourly rate in accordance with any terms and subject to any conditions adopted by the Board of Managers and agreed to by the respective Members (in their capacities not as Members but as the other parties to such agreements). Except as explicitly provided in this Agreement, no Member or Manager, in its capacity as such, shall receive any fee, salary, reimbursement, or other compensation or remuneration for serving as a Member or Manager.

                                 ARTICLE VIII
                                 ------------

                          DISSOLUTION OF THE COMPANY
                          --------------------------

Section 8.1     Dissolution

A. The Company shall be dissolved upon the occurrence of any of the following events:

(i) the election by all of the Members holding Class A Units to dissolve and terminate the Company; or

(ii) the election by the Board of Managers to dissolve and terminate the Company.

B. The Company shall not be dissolved upon the occurrence, with respect to any Member, of any of the events specified under Section 4A-606 of the LLC Act.

Section 8.2     Liquidation and Termination.

A. Upon the dissolution of the Company, the Officers and Managers of the Company shall cause the Company to liquidate by converting the assets of the Company to cash or its equivalent and arranging for the affairs of the Company to be wound up with reasonable speed but with a view towards obtaining -fair value for Company assets, and, after satisfaction (whether by payment or by establishment of reserves therefor) of creditors, including Members who are creditors, shall distribute the remaining assets to and among the Members, in accordance with the provisions of Section 4.4 hereof.

B .    Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member's capital contribution thereto and share of profits, gains and losses thereof and shall have no recourse therefor (upon dissolution or otherwise) against any other Member, except to the extent of such Member's obligation to restore a deficit Capital Account balance pursuant to Section 4.5 hereof.

                                  ARTICLE IX
                                  ----------

               BOOKS AND RECORDS; ACCOUNTING TAX ELECTIONS, ETC.
               -------------------------------------------------

Section 9.1     Books, Records and Reports.

A. The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Members and Board of Managers and of any executive or other committee when exercising any of the powers of the Board of Managers. The books and records of the Company may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form, but may be maintained in the form of a reproduction. The original or a certified copy of this Operating Agreement shall be kept at the principal office of the Company. The books and records of the Company shall be maintained by the Secretary of the Company and shall be available for examination by any Member, or its duly authorized representatives, during regular business hours.

B. The President or chief financial officer shall prepare or cause to be prepared and shall furnish to the Members within ninety (90) days of the end of each fiscal year (i) a balance sheet and report of the receipts, disbursements, profits or Loss of the Company, and each Member's share of such items for the fiscal year, and (ii) information sufficient for the Members to report their respective shares of the profits and losses of the Company for income tax purposes. The cost of such financial and tax reports shall be an expense of the Company.

Section 9.2     Bank Accounts Checks, Drafts, Etc.

The bank accounts of the Company shall be maintained in accounts in the name of and under the tax identification number for the Company in such banking institutions as the Board of Managers or the appropriate officers shall determine. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Company, shall be signed by such Officers or other persons as may be authorized by the Board of Managers from time to time.

Section 9.3     Fiscal Year; Methods of Accounting.

The fiscal year of the Company shall be the year ending December 3 1, unless otherwise determined by the Board of Managers. The method of accounting to be used in keeping the books of the Company shall be determined by the Board of Managers in accordance with applicable law.

Section 9.4     Tax Matters Member.

The Board of Managers shall designate, in accordance with the provisions of the Code, one of the Members to act as the "Tax Matters Partner" of the Company for federal income tax purposes. Robert L. Mauro shall serve initially as the Tax Matters Partner of the Company.

                                   ARTICLE X
                                   ---------

                               GENERAL PROVISIONS
                               ------------------

Section 10.1    Binding Provisions.

The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the respective parties hereto.

Section 10.2    Separability of Provisions.

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect any other provisions of this Agreement.

Section 10.3    Rules of Construction.

Unless the context clearly indicates to the contrary, the following rules apply to the construction of this Agreement: (i) references to the singular include the plural, and references to the plural include the singular; (ii) words of the masculine gender include correlative words of the feminine and neuter genders;
(iii) the headings or captions used in this Agreement are for convenience of reference and do not constitute a part of this Agreement, nor affect its meaning, construction, or effect; (iv) references to a person include any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof; (v) any reference in this Agreement to a particular "Article," "Section" or other subdivision shall be to such Article, Section or subdivision of this Agreement unless the context shall otherwise require; (vi) any use of the word "including" in this Agreement shall not be construed as limiting the phrase so modified to the particular items or actions enumerated; and (vii) when any reference is made in this document or any of the schedules or exhibits attached to the Agreement, it shall mean this Agreement, together with all other schedules and exhibits attached hereto, as though one document.

Section 10.4    Entire Agreement; Amendments.

A. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

B. This Agreement and the Articles of Organization may be modified or amended only pursuant to a written amendment adopted by the Board of Managers and approved by Members holding a majority of the Units; provided, however, no amendment shall be effective with respect to any Member without the prior written consent of such Member if the effect of the amendment would be to increase the capital contributions required to be made by the Member or otherwise to increase the liabilities of the Member. Once an amendment to this Agreement and/or the Articles of Organization has been adopted, the proper Officers of the Company shall authorize the preparation and filing, if necessary, of a written amendment to this Agreement and/or the Articles of Organization, as applicable.

Section 10.5    Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without regard to conflict of law principles.

Section 10.6    Counterparts.

This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart. Any counterpart hereof signed by a party against whom enforcement of this Agreement is sought shall be admissible into evidence as an original hereof to prove the contents hereof.

IN WITNESS WHEREOF, the parties have executed the Operating Agreement of INFRASOL LLC on the year and date first above written.

WITNESS/ATTEST:               MEMBERS:
                              TECHNOLOGY TRANSITION CORPORATION
/s/ KAREN MILLER
                              /s/ ROBERT L. MAURO
Karen Miller
                              By: Robert L. Mauro
                              Vice President

                              DCH TECHNOLOGY, INC.
/s/ DAVID A. WALKER
                              /s/ DAVID HABERMAN
David A. Walker
                              By: David Haberman
                              Vice President

List of Schedules and Exhibits
Schedule A    Names, Capital Contributions, and Percentage Interests of Members
Schedule B    Management Team
Exhibit I     TTC Promissory Note
Exhibit 2     INFRASOL LLC Non-Qualifed Option Plan


                              OPERATING AGREEMENT
                                       OF
                                  INFRASOL LLC

Names, Capital Contributions and Percentage Interests of Members
Schedule A

                                           Initial Capital
                                           Contributions for        Percentage    Class and Number
Name                                       Class A Units             Interest        of Units

Technology Transition                      Promissory Note in the      50.0%      80 Class A Units
Corporation                                principal amount of
                                           $ 60,000

DCH Technology, Inc.                       40,000 shares of the        50.0%      80 Class A Units
                                           Common stock of DCH
                                           Valued at $60,000

TOTALS                                     $120,000                   100.0%     160 Class A Units

Forty (40 ) Class B Units have been reserved for issuance pursuant to the terms of the INFRASOL LLC Non-Qualifed Option Plan.

                      OPERATING AGREEMENT OF INFRASOL LLC

Management Team
Schedule B

Name           Percent of 20% Distribution

Robert L. Mauro  25%
David Haberman   25%
Karen I. Miller  25%
David Walker     25%